Exhibit 1.1

Amended and Restated Service Agreement

This Amended and Restated Service Agreement (together with its exhibits and schedules, this “Agreement”), dated as of December 20, 2024, is entered into by and between Phoenix Capital Group Holdings, LLC (“Phoenix”), a Delaware limited liability company, and Dalmore Group, LLC, a New York limited liability company (“Dalmore” and, together with Phoenix, the “Parties”). Phoenix and Dalmore agree to be bound by the terms of this Agreement, effective as of the date of qualification of the registration statement related to the Offering (as defined below) (the “Effective Date”):

WHEREAS, Dalmore is a registered broker-dealer in good standing as a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), providing services in the equity and debt securities market, including offerings of securities registration with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-1;

WHEREAS, Phoenix desires to offer certain debt securities directly to the public in a public offering upon the qualification of a registration statement on Form S-1 related to such offering (the “Offering”);

WHEREAS, Phoenix has determined it to be advantageous to have certain designated Phoenix employees or other individuals dedicate significant time to the Offering and become licensed “registered representatives” with Dalmore, and for Dalmore to supervise their regulated activities associated with the Offering in compliance with FINRA and SEC rules and regulations;

WHEREAS, the Parties hereto acknowledge that (i) being broker-dealer of record for the Offering is an inducement to Dalmore sponsoring licensure of such designated Phoenix employees or other individuals and having them affiliate their licenses with Dalmore as registered representatives, and (ii) Dalmore’s undertaking those services is an inducement to Phoenix appointing Dalmore as broker-dealer of record for the Offering; and

WHERAS, the Parties wish to amend and restate that Service Agreement, entered into by the Parties, dated as of July 8, 2024, to determine the additional fee to be paid by Phoenix to Dalmore to be fully dispersed to registered representatives as compensation.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Appointment, Term and Termination.

a. Services. Phoenix hereby engages Dalmore to perform the services listed below (the “Services”):

i. Cooperate with Phoenix to ensure that Phoenix’s investor portal is compliant with applicable regulations pertaining to the Offering and to optimize the platform’s efficiencies.

ii. Serve as broker-dealer of record for the Offering and engage in activities typically expected of a broker-dealer of record for offerings of securities registered with the SEC on Form S-1, such as using commercially reasonable efforts to sell the securities offered in the Offering.

iii. Train and oversee licensed sales personnel associated with the Offering.

iv. Promptly notify Phoenix concerning any communications from or with any governmental authority or regulatory or self-regulatory authority with respect to this Agreement or the Offering.

v. Review investor information, including know-your customer data, anti-money laundering compliance and sanctions compliance background checks (it being understood that know-your customer and anti-money laundering processes may be provided by a qualified third party).

vi. Review each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide confirmation of completion of such subscription documents to Phoenix.

vii. Review investor information and conduct customary checks to confirm that each investor satisfies the applicable minimum financial suitability standards, maximum investment limits and other applicable criteria, and resides in a state in which the Offering is qualified at the time of the sale to such investor in the Offering.

viii. Contact and/or notify Phoenix, if needed, to gather additional information or clarification with respect to an investor.

ix. Keep investor information and data confidential and not disclose to any third party except as required by regulatory agencies or in Dalmore’s performance under this Agreement (e.g., as needed for anti-money laundering and sanctions background checks).

x. Coordinate with third-party providers to ensure adequate review and compliance.

Unless otherwise agreed to in writing by the Parties, the services to be performed by Dalmore are limited to only the services listed above.

b. Term. This Agreement will commence on the Effective Date and will remain in effect until the first anniversary of the Effective Date, which term will renew automatically for an additional 12 months on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter unless any Party provides notice to the other Party of non-renewal at least 30 days prior to the next succeeding anniversary of the Effective Date; provided that this Agreement will automatically terminate upon termination of the Offering. Notwithstanding the foregoing, Phoenix may terminate this Agreement in its entirety at any time for any reason or no reason upon 30 days’ prior written notice to Dalmore.

2. Compensation. As compensation for the Services, Phoenix shall pay or cause to be paid to Dalmore the following fees:

a.

A fee equal to 0.75% of the gross proceeds received in the Offering with respect to the first $100,000,000 of gross proceeds received in the Offering, 0.65% of the gross proceeds received in the Offering with respect to the second $100,000,000 of gross proceeds received in the Offering, and 0.55% of any gross proceeds received in the Offering thereafter, in each case, occurring each 12-month period following effectiveness of the registration statement. In addition, for designated registered representatives of Phoenix who are fully registered with Dalmore , Phoenix shall pay Dalmore an

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additional fee, which will be fully dispersed to the registered representatives, as compensation, pursuant to an independent contractor agreement, by and between Dalmore and each such registered representative, form of which is attached as Exhibit A hereto, in the amounts set forth in Appendix A thereto. For any avoidance of doubt, as an example based on the current Appendix A, if a registered rep sells $100,000 of a 3-year note on which his/her payout is 0.50%, Dalmore will receive $1,250 as payment from Phoenix (assuming it was in the first $100,000,000 of gross proceeds received in the Offering). The breakdown would be $750 in commission to Dalmore for its services as broker/dealer of record and $500 as payment that Dalmore will distribute to the registered rep pursuant to commission schedule in Appendix A. If the same rep sells $100,000 of an 11-year note, Dalmore will get $1,750 from Phoenix (assuming it was in the first $100,000,000 of gross proceeds received in the Offering). The breakdown would be $750 in commission to Dalmore for its services as broker/dealer of record and $1,000 (1.00% payout per Appendix A) as payment that Dalmore will distribute to the registered rep pursuant to commission schedule in Appendix A.

b. A one-time fee of $15,000 for reasonable and documented out-of-pocket expenses incurred by Dalmore in connection with the Offering (the “Expense Fee”). The Expense Fee shall be payable only with respect to expenses incurred by the firm in connection with the Offering, including with respect to FINRA filings.

c. A one-time consulting fee of $25,000 (the “Consulting Fee”), which will be due and payable within five days of receipt by Phoenix from Dalmore of the no objection letter delivered by FINRA with respect to the Offering. In the event the Consulting Fee is not paid by the first closing under the Offering, Phoenix authorizes Dalmore to deduct the Consulting Fee directly from Phoenix’s third-party escrow or payment account upon the first closing under the Offering.

d. Each FINRA Corporate Filing Fee shall be paid upon written request from Dalmore when such fee is due in connection with the Offering based on the applicable rate at the time of the filing.

3. Acknowledgement. The Parties agree that, as a material inducement for entering into this Agreement, any agreement between Phoenix and Dalmore related to the Offering will include the following provisions:

a. Phoenix will submit all advertising materials, sales literature and marketing materials associated with the Offering to Dalmore for review; provided that the foregoing shall not apply to any such materials or literature the substance of which is consistent in all material respects with materials or literature that have already been subject to review by Dalmore. In additional, registered representatives that work on the Offering will be subject to e-mail review and monitoring as described in Dalmore’s written supervisory procedures.

b. Phoenix will be responsible for preparing all legal documents in connection with the Offering (excluding, for the avoidance of doubt, any documentation that is solely the responsible of Dalmore as broker-dealer of record, including FINRA filings). Dalmore will work with Phoenix and its counsel to make sure all filings are made accurately and promptly.

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c. Promptly notify Dalmore concerning any communications from or with any governmental authority or regulatory or self-regulatory authority with respect to this Agreement or the Offering.

4. Indemnification.

a. Phoenix shall indemnify and hold harmless Dalmore, its affiliates and their representatives and agents from any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”) resulting from or arising out of any third-party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Phoenix or (ii) the Offering, other than, in each case, Losses that resulted from a breach of this Agreement or Dalmore or the bad faith, gross negligence or willful misconduct of Dalmore.

b. Dalmore shall indemnify and hold harmless Phoenix, its affiliates and their representatives and agents from any and all Losses resulting from or arising out of any Proceedings to the extent they are based upon (i) a breach of this Agreement by Dalmore or (ii) the bad faith, gross negligence or willful misconduct of Dalmore.

5. Confidentiality. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a Party, including, but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally identifiable information of users of third-party provided online fundraising platforms, (v) security codes and (vi) all documentation provided by Phoenix, but shall not include (x) information already known or independently developed by the recipient without the use of any confidential and proprietary information or (y) information known to the public through no wrongful act of the recipient. During the term of this Agreement and at all times thereafter, neither Party shall disclose Confidential Information of the other Party or use such Confidential Information for any purpose without the prior written consent of such other Party. Without limiting the preceding sentence, each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a Party may disclose Confidential Information: (1) if required to do so by order of a court of competent jurisdiction having jurisdiction over such Party; provided that such Party shall notify the other Party in writing promptly upon receipt of knowledge of such order so that such other Party may attempt to prevent such disclosure or seek a protective order; or (2) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA or other government officials or entities from obtaining, reviewing and auditing any information, records or data as required by law. Phoenix acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement; provided that any such data that constitutes Confidential Information will continue to be subject to the terms of this Agreement notwithstanding its termination.

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6. Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to Phoenix:

Phoenix Capital Group Holdings, LLC

18575 Jamboree Rd, Suite 830

Irvine, California 92612

Attn: Lindsey Wilson – Manager

Email: LW@phxcapitalgroup.com

If to Dalmore:

Dalmore Group, LLC

530 7th Avenue, Suite 902

New York, New York 10018

Attn: JT Sadler, CCO

Email: jtsadler@dalmoregroup.com

7. Miscellaneous.

a. ANY DISPUTE OR CONTROVERSY BETWEEN PHOENIX AND DALMORE RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITTEE OF FINRA, IF APPLICABLE.

b. This Agreement is non-exclusive and shall not be construed to prevent either Party from engaging in any other business activities, including Phoenix’s right to engage additional broker-dealers who are members of FINRA to assist with the Offering.

c. This Agreement will be binding upon all successors, assigns or transferees of Phoenix. No assignment of this Agreement by either Party will be valid unless the other Party consents to such an assignment in writing. Subject to the provisions of Section 1(b) above, either Party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Subject to the provisions of Section 1(b) above, any assignment by either Party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other Party.

d. Neither Party will, without prior written approval of the other Party, reference such other Party in any advertisement, website, newspaper, publication, periodical or any other communication (other than in SEC filings by Phoenix in connection with the Offering).

e. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT SUCH APPLICATION WOULD CAUSE THE LAWS OF A DIFFERENT STATE TO APPLY. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

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f. If any provision or condition of this Agreement is held to be invalid or unenforceable by any court or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition was not included in this Agreement.

g. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. This Agreement may not be modified or amended except by written agreement between the Parties.

h. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Agreement. Transmission by telecopy, electronic mail or other transmission method of an executed counterpart of this Agreement will constitute due and sufficient delivery of such counterpart.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Phoenix Capital Group Holdings, LLC

By: Phoenix Equity Holdings, LLC

By	/s/ Curtis Allen
Name:	Curtis Allen
Its:	Chief Financial Officer

Dalmore Group, LLC

By	/s/ JT Sadler
Name:	JT Sadler
Its:	CCO

[Signature Page to Service Agreement]

EXHIBIT A

Form of Independent Contractor Agreement

INDEPENDENT CONTRACTOR AGREEMENT

THIS REPRESENTATION LETTER AGREEMENT (“Agreement”), dated as of Date, sets forth the terms under which Name (“the Contractor”), with mailing address              will be associated with Dalmore Group, LLC (“Dalmore”) solely for purposes of the Service Agreement (as defined below).

WHEREAS, Dalmore, a New York LLC, is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, and a member of the Financial Industry Regulatory Authority (“FINRA”), with CRD # 136352 and with mailing address at 530 7th Avenue – Suite 902 New York, NY 10018;

WHEREAS, Dalmore has been engaged by Phoenix Capital Group Holdings, LLC (“Phoenix Capital Group”) to act as its broker dealer pursuant to that certain Amended and Restated Service Agreement between Dalmore and Phoenix Capital Group dated December 20, 2024, as such may be amended from time to time (the “Service Agreement”) pursuant to which Dalmore will perform certain services described therein and receive the compensation described therein; and

WHEREAS, the Contractor desires to be associated with Dalmore; and

WHEREAS, the Contractor is     registered; and

WHEREAS, Dalmore and the Contractor (together, “the Parties”) have agreed to be bound by the terms of this Agreement and the provisions herein;

NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements contained herein, Dalmore and the Contractor hereby agree as follows:

1.	The Contractor’s Obligations.

(a) The Contractor shall work for Dalmore in such a capacity as shall be necessary to permit him to act as a Contractor as such term is customarily understood in the securities industry.

(b) The Contractor will conduct all securities-related and investment business the Contractor practices which requires a broker-dealer through Dalmore, as required by FINRA.

Dalmore Group LLC | 530 7th Avenue – Suite 902 New York, NY 10018 | www.dalmoregroup.com

(c) The Contractor shall facilitate his supervision by a supervisor appointed by Dalmore.

(d) The Contractor agrees to pay Dalmore in advance for any expenses directly attributable to the Contractor’s registration and work with Dalmore, which includes but is not limited to exams, registrations, archived e-mail account, business cards, and state registrations required by the Contractor’s business activity. (e) The Contractor agrees to uphold all regulations of FINRA and the SEC and to comply with Dalmore’s Written Supervisory Procedures.

(f) The Contractor agrees to follow anti-money laundering procedures and to refrain from any business other than disclosed outside business activities for which Dalmore is not duly authorized.

(g) The Contractor will not sign any contracts or make any binding commitments on behalf of Dalmore.

(h) Following and during the Contractor’s affiliation with Dalmore, the Contractor agrees not to recruit or recommend for other employment any current, then-current or former Dalmore representatives other than for registered representatives introduced, now or in the future, to Dalmore by the Contractor.

(i) The Contractor will submit to Dalmore for review via email any document requiring Dalmore’s review, which includes but is not limited to contracts, engagement letters or subscription agreements.

(j) The Contractor will conduct all securities-related and Dalmore business through a FINRA- compliant, archived e-mail account that shall be arranged by Dalmore.

(k) The Contractor shall cause Dalmore to receive a copy of the transaction statements of any brokerage accounts where he exercises trading authority or has a beneficial interest and shall refrain from trading any stocks on which he has material non-public information.

(l) The Contractor shall complete any annual forms required within two weeks of provision by Dalmore. The Contractor shall endeavor to attend and, otherwise, dial into the annual compliance meeting. The Contractor understands that he must take continuing education and regulatory education on timely basis in order to be allowed to conduct and to be compensated for securities-related business.

Dalmore Group LLC | 530 7th Avenue – Suite 902 New York, NY 10018 | www.dalmoregroup.com

2.	Dalmore’s Obligations.

(a) Dalmore shall pay the Contractor the commissions as agreed on Appendix A attached hereto. The commissions are based upon a percentage of gross proceeds raised transactions, including but not limited to securities offerings, for which the Contractor is directly involved in generating. Payment of said commissions will be conditioned upon Dalmore’s collection of such commission amounts and after deducting for legal fees associated with enforcement of either the Contractor’s or Dalmore’s contractual rights under the Service Agreement, which Dalmore shall be under no obligation to advance out-of-pocket.

(b) Whereas it is anticipated that the Contractor and other Dalmore registered representatives may cooperate on certain transactions, the percentages specified in Appendix A may be modified by written, mutual consent, which may be communicated by e-mail, among all relevant registered representatives being paid on any given transaction and consent by Dalmore, on a case-by-case basis. The Contractor may also unilaterally direct in writing, including via e-mail, Dalmore to pay any portion of his consideration to any other Dalmore registered representative provided, however, that such person shall have been introduced to Dalmore by the Contractor and approved by Dalmore compliance.

(c) Dalmore shall not be liable to the Contractor for commissions that Phoenix Capital fails to pay to Dalmore. The Contractor shall be classified as an independent contractor and will not receive any salary or hourly wage. The Contractor anticipates devoting a certain percentage of his professional time to outside business activities. As such, Dalmore makes no particular demands on the Contractor’s time and the Contractor shall be free to pursue outside business activities, as disclosed to Dalmore as per FINRA regulations, provided that those outside activities are not FINRA-regulated and do not involve acting as an agent or as an advisor on securities transactions. Dalmore shall pay the Contractor any commissions owed to the Contractor that are received by Dalmore following termination of this Agreement. On outside business activities conducted by the Contractor that are not FIRNA-regulated, Dalmore will not participate in any consideration earned by the Contractor, provided however that such consideration will not be directed to Dalmore by the Contractor.

(d) Cash commissions received by Dalmore from Phoenix Capital Group and due and owing to the Contractor shall be distributed to the Contractor within seven business days of receipt by Dalmore and shall not be payable to the Contractor until fully cleared in Dalmore’s bank account. Non-cash consideration received by Dalmore, including but not limited to stock and/or warrants, and due and owing to the Contractor shall cause Dalmore to initiate transfer of title to the Contractor via notice to the transfer agent and/or to the issuer of the Contractor’s share to the Contractor within two calendar weeks. Following initiation of transfer of title on any non-cash consideration due and owing by Dalmore to the Contractor, Dalmore shall take all reasonable measures to successfully effect such transfer to the Contractor, however, in such event, cannot be held liable for any unreasonable delays imposed by the issuer and/or transfer agent. Such non-cash consideration shall not be due and payable to the Contractor until successfully received by Dalmore.

Dalmore Group LLC | 530 7th Avenue – Suite 902 New York, NY 10018 | www.dalmoregroup.com

(e) Dalmore will take commercially reasonable measures to ensure the confidentiality and security of all personal information related to the Contractor.

3. Mutual Duties. Any debts owed by either party to the other party shall survive the duration of their relationship and this Agreement. In the event of any termination of this Agreement, and prior to any such termination, both Parties agree to refrain from speaking despairingly of the other party, except if required to do so by a regulatory or law enforcement agency and, in such case, only truthfully and only to such parties as the law requires.

4. NDA/Non-Circumvent. The Parties agree to keep all information regarding their respective transactions confidential and to disclose such information only with the consent of the Party originating the transaction. The Parties agree to refrain from conducting business with outside parties (“Relationships”) introduced by the other Party hereto without the written consent of the Party originating such Relationships until 12 months following the termination of this Agreement, provided however, that such Relationships were not known previously to the other Party, or, in Dalmore’s case, by other Dalmore contractors. The Contractor agrees not to conduct any business with any registered representatives who are registered with Dalmore at the same time as the Contractor, even if such representatives should later leave Dalmore, and who are not introduced to Dalmore by the Contractor, without the written consent, including via e-mail, of Dalmore.

5. Disputes. In the event of any disputes between the parties, both parties shall attempt to remedy the dispute through amicable telephone and/or face-to-face discussion. In the event that this fails, the two parties shall try this again and shall then ask a mutually trusted party to mediate between them. Should that fail, any and all disputes, differences, controversies or claims shall be finally settled under FINRA arbitration. The venue for any such arbitration shall be New York, New York or any other venue mutually agreed to by the Parties and shall be governed by the laws of the State of New York, regardless of any conflict of law rules. The Parties hereby exclude any right of appeal to any court on the merits of the dispute and waive any right to a trial by jury, in the interest of minimizing time and expense. The provisions of this subsection (c) may be enforced in any court having jurisdiction over the award or any of the Parties or any of their respective assets, and judgment on the award (including, without limitation, equitable remedies) granted in any arbitration hereunder may be entered in any such court.

Dalmore Group LLC | 530 7th Avenue – Suite 902 New York, NY 10018 | www.dalmoregroup.com

6. Specific Enforcement. To the extent permitted by law, the parties to this Agreement acknowledge and agree that irreparable damage would occur in the event that any of the material provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled but not obligated to seek one or more preliminary and final injunctions to prevent or cure material breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. In the event that any provision in this Agreement is deemed unenforceable, then that provision shall be modified minimally to become enforceable and, further, unenforceability of any one provision shall not invalidate in any way the enforceability of any other otherwise enforceable provisions of this Agreement.

7. Termination. This Agreement may be terminated by either party, via written letter, upon 30 days prior notice. Furthermore, this agreement shall immediately terminate upon the dissolution, wind- down, change of control or any situation in which Dalmore ceases to continue its operations. Within one week of termination of this agreement for any reason, Dalmore will execute any termination provision provided for within engagement letters executed by the Contractor and Dalmore. Notwithstanding the forgoing, Dalmore will be entitled to additional fees generated by the exercise of warrants issued to investors in the course of a transaction with Dalmore as provided for in any engagement letter.

8. Indemnification. The Contractor shall, without limitation, indemnify and hold harmless Dalmore (including its respective Co-Founders, officers, partners, former partners, members, former members, employees, agents and spouse, as applicable) and each person who controls any of them or who may be liable within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the fullest extent permitted by law if Dalmore was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Dalmore believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a “Claim”) by reason of (or arising in part or in whole out of) any event or occurrence related to Contractor acting as an actual or apparent agent or fiduciary of Dalmore, or any subsidiary of Dalmore, or by reason of any action or inaction while serving in such capacity including, without limitation, any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or any claim asserted) under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise or which relate directly or indirectly to the registration, purchase, sale or ownership of any securities or to any fiduciary obligation owed with respect thereto against Dalmore, or made by a third party against Dalmore based on any misstatement or omission of a material fact by the Contractor in violation of any duty of disclosure imposed on the Contractor by federal or state securities or common laws (hereinafter an “Indemnification Event”) against any and all expenses (including attorneys’ fees and all other costs, expenses

Dalmore Group LLC | 530 7th Avenue – Suite 902 New York, NY 10018 | www.dalmoregroup.com

and obligations incurred in connection with investigating, defending a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement of such Claim and any federal, state, local or foreign taxes imposed on Dalmore as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter “Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. Such payment of Expenses shall be made by the Contractor as soon as practicable but in any event no later than ten (10) days after written demand by Dalmore to Contractor.

9. Entire Agreement. This Agreement represents the entire agreement between and among the parties hereto with respect to the Contractor and Dalmore related to the Service Agreement, and, unless otherwise provided herein, supersedes all prior agreements or understandings, written or oral, in respect thereof. This Agreement may be amended, modified or waived only by a written instrument signed by all of the parties hereto. For the avoidance of doubt, Dalmore and the Contractor may have separate agreements in place with respect to the Contractor acting as registered representative of Dalmore in connection with other offerings by Phoenix Capital not covered by the Service Agreement.

10. Section Headings. The section headings and/or subheadings in this Agreement are for the convenience of the parties only, and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties hereto.

11. Counterparts; Execution. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, but all of which shall together constitute one and the same instrument. Signed copies of this Agreement that are either faxed or in PDF format shall be deemed as good as original provided that they are not altered from the original in any way. Each page of this document should be initialed and dated by each party.

12. Successor Entities. This Agreement shall apply to any successor entity or entities of Dalmore, as permitted under the terms of this Agreement, including any name changes for those entities.

EXECUTED as of the date first above written and in return for consideration so specified,

Dalmore Group LLC | 530 7th Avenue – Suite 902 New York, NY 10018 | www.dalmoregroup.com

Representative’s Name	Date

Dalmore Group LLC	Date

Dalmore Group LLC | 530 7th Avenue – Suite 902 New York, NY 10018 | www.dalmoregroup.com

Appendix A

For the purposes of this Appendix only “the Contractor” shall mean      .

This Appendix, as amended from time to time in writing evidenced by both parties, shall represent payout of fees on transactions entered into by Dalmore, where the Contractor is responsible, for the performance of duties hereunder pursuant to the Service Agreement.

For all fees generated, net of expenses as set out in clause 2(a) of this agreement, Contractor’s payout of fees is as follows:

Term 3 year:	0.50%*

Term 5 year:	0.75%

Term 7 year:	0.88%

Term 11 year:	1.00%**

* As an example, on a $100,000 sale of a Term 3 year note, the payout to the Contractor would be $500.

** An example, on a $100,000 sale of a Term 11 year note, the payout to the Contractor would be $1,000.

Fees owed to the Contractor are contingent on Phoenix Capital Group disbursing the payment of such to Dalmore pursuant to the Service Agreement, as such may be amended from time to time.

Annual compliance fee of $12,000 plus pass through of state and registration fees due to Dalmore upon execution of this Agreement and annually from date of execution. This fee will cover Contractor regardless of what product they are selling and is limited to $12,000 per year, plus any pass through fees.

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Dalmore Group LLC | 530 7th Avenue – Suite 902 New York, NY 10018 | www.dalmoregroup.com